F O R   I M M E D I A T E   R E L E A S E

CONTACT:	Barry Susson		Brendon Frey
	Chief Financial Officer		(203) 682-8200
(215) 676-6000 x362
OR
OF:	Deb Shops, Inc.		Integrated Corporate Relations
	9401 Blue Grass Road		24 Post Road East
	Philadelphia, PA 19114		Westport, CT 06880

DEB SHOPS, INC. REPORTS JUNE SALES
UPDATES FULL-YEAR SALES AND EARNINGS ESTIMATES

Philadelphia – July 6, 2006 – Deb Shops, Inc. (Nasdaq: DEBS) today reported that comparable store sales decreased 4.9% for the month ended June 30, 2006. Total sales decreased 0.9% to $24.8 million from $25.0 million for the month ended June 30, 2005.

The Company reports financial results on the calendar month. Therefore, differences in timing will occur when comparing Deb Shops’ results to those of retailers reporting on a 4-5-4 calendar. During the month of June 2006, there were five Fridays compared to four Fridays during June 2005.

Based on current information, Deb Shops expects fiscal 2007 sales to be in the range of $325 million to $330 million, versus prior guidance of $343 to $348 million. This is based on a projected low-single digit comparable store sales decrease for the remainder of the fiscal year, offset by net new store growth. Accordingly, fiscal 2007 earnings per share are expected to range from $1.40 to $1.50, versus prior guidance of $1.85 to $1.90. For the remainder of the fiscal year, the Company expects to open seven to nine new stores.

Marvin Rounick, President and CEO of Deb Shops stated, “Our performance during June has resulted in us revising our sales and earnings expectations for the remainder of fiscal year 2007. We are focused on reviewing our merchandising strategy and are committed to making the adjustments necessary to improve our sales trends.”

For the remainder of fiscal year 2007, Deb Shops, Inc. expects to report monthly sales according to the following calendar:

Month End	Reporting Date
July 2006	August 3, 2006
August 2006	September 7, 2006*
September 2006	October 5, 2006
October 2006	November 2, 2006
November 2006	December 5, 2006*
December 2006	January 4, 2007
January 2007	February 2, 2007*

*Denotes dates that differ from reporting dates under the 4-5-4 calendar.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 334 specialty apparel stores in 42 states under the DEB and Tops ‘N Bottoms names.

The Company has made in this release, and from time to time may otherwise make, “forward-looking statements” (as that term is defined under federal securities laws) concerning the Company’s future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company’s ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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